CHAPMAN AND CUTLER LLP                                    111 WEST MONROE STREET
                                                         CHICAGO, ILLINOIS 60603


                                  May 9, 2011



First Trust Exchange-Traded AlphaDEX(R) Fund
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187



      Re:         First Trust Exchange-Traded AlphaDEX(R) Fund
              ----------------------------------------------------

Ladies and Gentlemen:

      We have served as counsel for the First Trust Exchange-Traded AlphaDEX(R) Fund (the "Trust"), which proposes to offer and sell shares of its series (the "Shares"), First Trust Mega Cap AlphaDEX(R) Index Fund (the "Fund"), in the manner and on the terms set forth in Post-Effective Amendment No. 15 and Amendment No. 18 to its Registration Statement on Form N-1A filed on or about May 9, 2011 (the "Amendment") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

      In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      The Shares of the Fund may be issued from time to time in accordance with the Trust's Declaration of Trust dated December 6, 2006 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of each Fund may under certain circumstances be held personally liable for its obligations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-140895) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                                  Respectfully submitted,



                                                  CHAPMAN AND CUTLER LLP